[Hillenbrand Letterhead]


                                                                     Exhibit 5.1

                                       May 15, 2002


Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 47006

Gentlemen:

            You have requested my opinion as Corporate Counsel of Hillenbrand Industries, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 50,000 shares (the "Shares") of Common Stock, without par value, ("Common Stock") to be issued in accordance with the provisions of the Company's Board of Directors' Deferred Compensation Plan (the "Plan"). In connection with your request, I have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as I deemed necessary or appropriate to enable me to render this opinion.

            Based upon such examination, I am of the opinion that when (i) the applicable provisions of the Act and of such "Blue Sky" or other state securities laws as may be applicable shall have been complied with, (ii) the Shares deliverable under the Plan shall have been issued in accordance with the terms of the Plan, and (iii) the Share certificates shall have been duly executed and delivered, then the Shares will be validly issued, fully paid and nonassessable.

            I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                       Very truly yours,


                                       /s/ Timothy R. Renfroe